Exhibit 10.2(a)
SHORT-TERM INCENTIVE PLAN
Effective January 1, 2005

As Amended Effective January 1, 2013

ARTICLE I
Statement of Purpose

1.1
The purpose of the Plan is to provide a system of incentive compensation which will promote the maximization of shareholder value. In order to align eligible salaried employees’ incentives with shareholder interests, incentive compensation will reward the creation of value. The Plan will tie incentive compensation to Economic Value Added (“EVA®”) and, thereby, reward employees for creating value. Effective for the fiscal year commencing January 1, 2005, this Plan replaced the Management Incentive Compensation Plan (Economic Value Added (EVA®) Bonus Plan), created effective July 4, 1993, as amended (the “Prior Plan”). The Plan has been amended effective January 1, 2007, January 1, 2008 and January 1, 2012 and is being further amended effective January 1, 2013.

1.2
EVA is the performance measure of value creation. EVA reflects the benefits and costs of capital employment. Employees create value when they employ capital in an endeavor that generates a return that exceeds the cost of the capital employed. Employees destroy value when they employ capital in an endeavor that generates a return that is less than the cost of capital employed. By subtracting a capital charge from the operating profits generated by a business group, EVA measures the total value created by employees.

EVA = (Net Operating Profit After Tax - Capital Charge)

1.3
Each Plan Participant is assigned a target annual incentive award (bonus) opportunity (expressed as a percentage of base salary) for a year. A Participant’s target award opportunity, in any one year, is the result of multiplying the Participant’s Target Bonus Percentage by the Participant’s Base Pay. A Participant’s incentive award earned in any one year is the result of multiplying the Actual Bonus Percentage by the Participant’s Base Pay, subject to any reduction determined by the Committee in its sole discretion based on individual or other additional performance factors described in Section 4.3. Incentive awards earned can range from 0% to 200% of the target award opportunity. Earned awards will be fully paid out after the end of the year.

1.1	With respect to any corporate officer as of the February Committee meeting in a given calendar year (“Covered Officer”), the Plan is intended to qualify for the “performance-

based compensation” exception from the deductibility limitation under Internal Revenue Code Section 162(m) and shall be so interpreted and administered.
ARTICLE II

Definition of EVA and the Components of EVA
Unless the context provides a different meaning, the following terms shall have the following meanings.

2.1
“Participating Group” means a business division or group of business divisions which are uniquely identified for the purpose of calculating EVA and EVA-based bonus awards. Some Participants’ awards may be a mixture of more than one Participating Group. For the purpose of this Plan, the Participating Groups are determined by the Committee and may be revised by the Committee from time-to-time as they deem appropriate, provided that the Participating Groups for any particular year shall be established no later than the February Committee meeting.

2.2	“Capital” means the net investment employed in the operations of each Participating Group. The components of Capital are as follows:

Gross Accounts Receivable (including trade A/R from another Manitowoc unit – See Notes 2 and 3)
Plus:	Gross FIFO Inventory (See Note 3)
Plus:	Other Current Assets
Less:	Non-Interest Bearing Current Liabilities (NIBCL’s - See Note 1)
Plus:	Net PP&E
Plus:	Other Operating Assets
Plus:	Capitalized Research & Development
Plus:	Goodwill acquired after July 3, 1993
Plus:	Accumulated Amortization on Goodwill acquired after July 3, 1993
Plus (Less):	Special Items
Equals:	Capital

Notes:

(1)	NIBCL’s include trade A/P to another Manitowoc unit (see Note 2), and include liabilities associated with receivable factoring programs as well as capital lease obligations.

(2)	Intercompany trade payables and receivables will be excluded from EVA capital if outstanding longer than the approved payment date per intercompany payment terms.

(3)
Accounts receivable reserve balances recorded at acquisition date will be treated as reductions to EVA capital and changes excluded from NOPAT up to the balance in the acquisition reserve for a 12-month period subsequent to the acquisition date. Inventory reserve balances recorded at acquisition date will be treated the same as accounts receivable above except for spare parts inventory which will be excluded from Capital and NOPAT over a three-year period at a rate of 1/3 less each year.

2.3	Each component of Capital will be measured by computing an average balance based on the ending monthly balance for the twelve months of the Fiscal Year.

2.4
“Cost of Capital” or “C*” means the weighted average of the after tax cost of debt and equity for the year in question. The Cost of Capital will be reviewed annually and revised if it has changed significantly. The Cost of Capital is determined pursuant to Exhibit A and the following:

(a)	Cost of Equity = Risk Free Rate + (Beta x Market Risk Premium)

(b)	Debt Cost of Capital = Debt Yield x (1 - Tax Rate)

(c)
The weighted average of the Cost of Equity and the Debt Cost of Capital is determined by reference to a fixed debt to capital ratio of 40%. The Risk Free Rate is the average daily closing yield rate on 30 year U.S. Government Bonds for the month of December immediately preceding the Plan year, the Beta is one, and the Market Risk Premium is 5%. The Debt Yield is the projected weighted average yield on the Company’s long term obligations for the 12 month period ending December 31 of the Plan year, and the Tax Rate is determined as set forth in subparagraph 2.4(e).

The debt to capital ratio, Beta, and Market Risk Premium assumptions will be reviewed and updated if necessary at least every three years.

(d)	Short-term debt is to be treated as long-term debt for purposes of computing the Cost of Capital.

(e)	For purposes of determining the Cost of Capital, the “Tax Rate” for any particular year shall be equal to the audited tax rate of the Company for the previous calendar year.

2.5	“Capital Charge” means the deemed opportunity cost of employing Capital in the business of each Participating Group. The Capital Charge is computed as follows:
Capital Charge = Capital x Cost of Capital (C*)

2.6	“Net Operating Profit” or “NOP” and “Net Operating Profit After Tax” or “NOPAT”
“NOP” means the before tax cash earnings attributable to the capital employed in the Participating Group for the year in question, and “NOPAT” means the after tax cash earnings attributable to the capital employed in the Participating Group for the year in question. The components of NOP and NOPAT are as follows:

Operating Earnings
Plus:	Increase (Decrease) in Capitalized R & D (See Note 1)
Plus:	Increase (Decrease) in Bad Debt Reserve
Plus:	Increase (Decrease) in Inventory Reserves
Plus:	Amortization of Goodwill (resulting from annual US GAAP impairment analyses)
Less:	Other Expense (Excluding interest on debt and including interest on factored receivables)
Plus:	Other Income (Excluding investment income)
Equals:	Net Operating Profit (NOP)
Less:	Taxes (See Note 2)
Equals:	Net Operating Profit After Tax (NOPAT)

(1)	R & D is Capitalized, and amortized over a five-year period and is defined in the U.S. Federal R&D Tax Credit Regulation.

(2)	For purposes of calculating NOPAT, Taxes will be the actual annual effective tax rate for the Company as a whole for the particular year.

2.7	“Economic Value Added” or “EVA” means for Participants in the salary grade of the Company of 210 and above, the NOPAT that remains after subtracting the Capital Charge, expressed as follows:

NOPAT
Less:	Capital Charge
Equals:	EVA (which may be positive or negative)

“Economic Value Added” or “EVA” means for Participants in the salary grade of the Company of 209 and below, the NOP that remains after subtracting the Capital Charge, expressed as follows:

NOP
Less:	Capital Charge
Equals:	EVA (which may be positive or negative)

ARTICLE III

Definition and Computation of Target Bonus Award

3.1	“Actual EVA” means the EVA as calculated for each Participating Group for the year in question.

3.2
“Target EVA” for the year in question means the level of EVA that is expected in order for the Participating Group to receive the Target Bonus Award. Target EVA for the year in question is determined as follows:

“Target EVA” = Last Year’s Actual EVA+ Expected Improvement in EVA

3.3
“Expected Improvement in EVA” means the constant EVA improvement that is added to shift the target up each year. It is determined by the expected growth in EVA per year. The Expected Improvement factors are determined by the Committee and will be evaluated and recalibrated by the Committee, as appropriate, no less than every three years. Expected Improvement may be different for each Participating Group.

3.4
“Base Pay” for any particular year, means (a) for all Participants other than Covered Officers, the base pay actually received for the calendar year; and (b) for Covered Officers, the base pay actually received prior to the February Committee meeting and the rate of base pay in effect immediately after the February Committee meeting in the given calendar year, such that salary increases for a Covered Officer after the February Committee meeting are not considered for such year. Notwithstanding the foregoing, for a Covered Officer whose employment terminates prior to December 31 of a calendar year, Base Pay is reduced to a pro-rata amount based on the period of time actually employed during the year.

3.5	“Target Bonus Award” for the year means the “Target Bonus Percentage” multiplied by a Participant’s Base Pay.

3.6
“Target Bonus Percentage” for a Participant who is Covered Officer is the percentage assigned to the Covered Officer for a particular year by the Committee no later than the February Committee meeting for that year. “Target Bonus Percentage” for a Participant other than a Covered Officer is the percentage assigned to the Participant for a particular year by the Administrator no later than the February Committee meeting for that year. In any case, the Target Bonus Percentage for any Participant may not be greater than 150% of salary and the maximum potential annual award for any Participant may not exceed $3 million.

3.7	“Actual Bonus Award” for the year in question means the bonus earned by a Participant and is computed as the Actual Bonus Percentage multiplied by a Participant’s Base Pay for the year in question.

3.8	“Actual Bonus Percentage” is determined by multiplying the Target Bonus Percentage by the Bonus Performance Value.

3.9	“Bonus Performance Value” is an amount determined as follows:

(a)
Base Formula. “Bonus Performance Value” means the Actual EVA minus the Target EVA, divided by the Leverage Factor, plus 1.0 [((Actual EVA – Target EVA)/Leverage Factor) + 1.0]; subject, however, to the following subparagraph (b).

(b)
Floor/Ceiling. If the calculation of the Bonus Performance Value is less than zero (0), the Bonus Performance Value shall be deemed to be zero (0) , and if the calculation of the Bonus Performance Value exceeds 2.0, the Bonus Performance Value shall be deemed to be 2.0.

3.10
“Leverage Factor” is the negative (positive) deviation from Target EVA necessary before a zero (two times Target) bonus is earned. The Leverage Factors are determined by the Committee and will be evaluated and recalibrated, as appropriate, no less than every three years. The Leverage Factor may be different for each Participating Group.

3.11
“Adjustment Guidelines” are guidelines the Compensation Committee of the Board of Directors (Committee) will consider in determining the potential treatment of any material, non-recurring or unusual items (see Exhibit B).

3.12
A Participant’s classification is determined by the Board of Direcotors upon recommendation by the Committee for officers of The Manitowoc Company, Inc., and by the Senior VP of HR & Administration for all new participants below the level of corporate officer.

ARTICLE IV
Payment of Actual Bonus Awards

4.1
Beginning with the fiscal 2008 Plan year, Actual Bonus Awards earned will be fully paid out after the end of the year at such time as the Committee but not later than March 15 of the calendar year following the performance period, unless (a) deferred pursuant to Section 4.2 or (b) otherwise permitted pursuant to the exemption provisions of Section 409A of the Internal Revenue Code.

4.2
Notwithstanding the provisions of Section 4.1, the Committee may permit or require a Participant to defer receipt of the payment of an Actual Bonus Award to the extent provided under any deferred compensation plan of the Company. Notwithstanding the foregoing, any deferral made in accordance with this Section 4.2 shall satisfy the rquirements of Section 409A of the Internal Revenue Code.

4.3
Beginning with the fiscal 2013 Plan year, the Committee may, in its sole discretion, reduce (but not increase) the incentive award otherwise earned by any Participant under the Plan in any one year based on individual or other additional performance factors determined by the Committee. Such performance factors may, without limitation, consist of factors that are not pre-established or objective within the meaning of the regulations promulgated under Section 162(m) of the Internal Revenue Code.

ARTICLE V

Plan Participation, Transfers and Terminations

5.1
Participants. Except as otherwise provided (primarily in Section 8.1) the Administrator will determine who shall participate in the Plan (“Participant(s)”). Employees designated for Plan participation shall be salaried employees of The Manitowoc Company, Inc. or its affiliates (the “Company”). In order for a Participant to receive or be credited with their Actual Bonus Award for a Plan year, the Participant must have (i) remained employed by the Company through the last day of such Plan year, (ii) terminated employment with the Company for any reason during the Plan year at or after the earlier of attainment of age sixty, or the first of the month following the date on which the participant’s attained age plus years of service with the Company equal 80, (iii) suffered a “disability” as defined in the Company’s long term disability benefits program during the Plan year, or (iv) died during the Plan year. In all other cases of termination of employment prior to the last day of the Plan year, a Participant shall not be entitled to any Actual Bonus Award for such Plan year.

5.2
No Guarantee. Participation in the Plan provides no guarantee that a payment under the Plan will be made. Selection as a Participant is no guarantee that payments under the Plan will be made or that selection as a Participant will be made in any subsequent calendar year.

ARTICLE VI
General Provisions

6.1
Withholding of Taxes. The Company shall have the right to withhold the amount of taxes, which in the determination of the Company, are required to be withheld under law with respect to any amount due or paid under the Plan.

6.2	Expenses. All expenses and costs in connection with the adoption and administration of the Plan shall be borne by the Company.

6.3
No Prior Right or Offer. Except and until expressly granted pursuant to the Plan, nothing in the Plan shall be deemed to give any employee any contractual or other right to participate in the benefits of the Plan.

6.4
Claims for Benefits. In the event a Participant (a “claimant”) desires to make a claim with respect to any of the benefits provided hereunder, the claimant shall submit evidence satisfactory to the Committee of facts establishing their entitlement to a payment under the Plan. Any claim with respect to any of the benefits provided under the Plan shall be made in writing within ninety (90) days of the event which the claimant asserts entitles the claimant to benefits. Failure by the claimant to submit a claim within such ninety (90) day period shall bar the claimant from any claim for benefits under the Plan.

6.5
Denial and Appeal of Claims. In the event that a claim which is made by a claimant is wholly or partially denied, the claimant will receive from the Committee a written explanation of the reason for denial and the claimant or the claimant’s duly authorized representative may appeal the denial of the claim to the Committee at any time within ninety (90) days after the receipt by the claimant of written notice from the Committee of the denial of the claim. In connection therewith, the claimant or the claimant’s duly authorized representative may request a review of the denied claim; may review pertinent documents; and may submit issues and comments in writing. Upon receipt of an appeal, the Committee shall make a decision with respect to the appeal and, not later than sixty (60) days after receipt of a request for review, shall furnish the claimant with a decision on review in writing, including the specific reasons for the decision written in a manner calculated to be understood by the claimant, as well as specific reference to the pertinent provisions of the Plan upon which the decision is based. In reaching its decision, the Committee shall have complete discretionary authority to determine all questions arising in the interpretation and administration of the Plan, and to construe the terms of the Plan, including any doubtful or disputed terms and the eligibility of a Participant for benefits.

6.6
Action Taken in Good Faith; Indemnification. The Committee may employ attorneys, consultants, accountants or other persons and the Company’s directors and officers shall be entitled to rely upon the advice, opinions or valuations of any such persons. All actions taken and all interpretations and determinations made by the Committee in good faith shall be final and binding upon all employees who have received awards, the Company and all other interested parties. No member of the Committee, nor any officer, director, employee or representative of the Company, or any of its affiliates acting on behalf of or in conjunction with the Committee, shall be personally liable for any action, determination, or interpretation, whether of commission or omission, taken or made with respect to the Plan, except in circumstances involving actual bad faith or willful misconduct. In addition to such other rights of indemnification as they may have as members of the Board, as members of the Committee or as officers or employees of the Company, all members of the Committee and any officer, employee or representative of the Company or any of its subsidiaries acting on their behalf shall be fully indemnified and protected by the Company with respect to any such action, determination or interpretation against the reasonable expenses, including attorneys’ fees actually and necessarily incurred, in connection with the defense of any civil or criminal action, suit or proceeding, or in connection with any appeal therein, to which they or any of them may be a party by reason of any action taken or failure to act under or in connection with the Plan or an award granted thereunder, and against all amounts paid by them in settlement thereof (provided such settlement is approved by independent legal counsel selected by Company ) or paid by them in satisfaction of a judgment in any action, suit or proceeding, except in relation to matters as to which it shall be adjudged in such action, suit or proceeding that such person claiming indemnification shall in writing offer the Company the opportunity, at its own expense, to handle and defend the same. Expenses (including attorneys’ fees) incurred in defending a civil or criminal action, suit or proceeding shall be paid by the Company in advance of the final disposition of such action, suit or proceeding if such person claiming indemnification is entitled to be indemnified as provided in this Section.

6.7
Rights Personal to Participant. Any rights provided to a Participant under the Plan shall be personal to such Participant, shall not be transferable (except by will or pursuant to the laws of descent or distribution), and shall be exercisable, during the Participant’s lifetime, only by such Participant.

6.8
Non-Allocation of Award. In the event of a suspension of the Plan in any Plan year for a period of more than 90 days, the current Bonus for the subject Plan year shall be deemed forfeited and no portion thereof shall be allocated to Participants. Any such forfeiture shall not affect the calculation of EVA in any subsequent year.

ARTICLE VII

 Limitations

7.1
No Continued Employment. Nothing contained herein shall provide any Participant or employee with any right to continued employment or in any way abridge the rights of the Company to determine the terms and conditions of employment and whether to terminate employment of any employee.

7.2
No Vested Rights. Except as otherwise provided herein, no Participant or employee or other person shall have any claim of right (legal, equitable, or otherwise) to any award, allocation, or distribution and no officer or employee of the Company or any other person shall have any authority to make representations or agreements to the contrary. No interest conferred herein to a Participant shall be assignable or subject to claim by a Participant’s creditors. The right of the Participant to receive a distribution hereunder shall be an unsecured claim against the general assets of the Company and the Participant shall have no rights in or against any specific assets of the Company as the result of participation hereunder.

7.3
Not Part of Other Benefits. The benefits provided in this Plan shall not be deemed a part of any other benefit provided by the Company to its employees. The Company assumes no obligation to Plan Participants except as specified herein. This is a complete statement, along with the Schedules and Appendices attached hereto, of the terms and conditions of the Plan.

7.4	Other Plans. Nothing contained herein shall limit the Company or the Committee’s power to grant bonuses to employees of the Company, whether or not Participants in this Plan.

7.5
Limitations. Neither the establishment of the Plan or the grant of an award hereunder shall be deemed to constitute an express or implied contract of employment for any period of time or in any way abridge the rights of the Company to determine the terms and conditions of employment or to terminate the employment of any employee with or without cause at any time.

7.6	Unfunded Plan. This Plan is unfunded and is maintained by the Company in part to provide incentive compensation to a select group of employees and highly compensated employees.

Nothing herein shall create or be construed to create a trust of any kind, or a fiduciary relationship between the Company and any Participant.
ARTICLE VIII

Authority

8.1
Plan Administration. “Committee” means the Compensation Committee of the Board of Directors of the Company, or if there is none, The Board of Directors. “Administrator” means the Company’s Senior Vice President-Human Resources & Administration or, if that position is vacant, the Committee. Except as otherwise expressly provided herein, full power and authority to interpret and administer this Plan shall be vested in the Committee. The Committee may authorize the Administrator to determine who shall participate in the Plan, except for the participation of officers. Participation of officers shall require Committee approval. The Committee may from time to time make such decisions and adopt such rules and regulations for implementing the Plan as it deems appropriate for any Participant under the Plan. Any decision taken by the Committee arising out of or in connection with the construction, administration, interpretation and effect of the Plan shall be final, conclusive and binding upon all Participants and any person claiming under or through them.

8.2
Board of Directors Authority. The Board shall be ultimately responsible for administration of the Plan. References made herein to the “Committee” assume that the Board of Directors has created a Compensation Committee to administer the Plan. In the event a Compensation Committee is not so designated, the Board shall administer the Plan. The Board or its Compensation Committee, as appropriate, shall work with the Company’s CEO and SVP-HR & Administration in all aspects of the administration of the Plan.

8.3
162(m) Limitations. After the February Committee meeting for any applicable year, the calculation methodology for the maximum possible benefit entitlement shall be fixed for all Covered Officers.  On or before such February meeting, the Committee may make appropriate determinations for such purpose, but if no such determinations are made, such maximum possible benefit entitlement shall be calculated based on the provisions then in effect, without later application of discretion, with the exceptions that the discretion inherent in Exhibit B shall be assumed to have been exercised for each of the guidelines (with the result that the items listed in Exhibit B will be excluded from the EVA calculation) and that the discretion contemplated by Section 4.3 may be exercised at any time prior to payment. Notwithstanding the foregoing, for purposes of determining the benefits of Participants who are not Covered Officers and in situations in which the effect is to reduce the actual benefits to a Covered Officer, the Committee shall retain the discretion inherent in 2.4, 3.3, 3.5, 3.10, 3.11, Exhibit B and elsewhere to alter the calculation methodology later than the February Committee meeting, up to and including the time of the final determination of the benefit entitlements.

ARTICLE IX

Notice

9.1	Any notice to be given pursuant to the provisions of the Plan shall be in writing and directed to the appropriate recipient thereof at their business address or office location.
ARTICLE X

Effective Date

10.1	This Plan shall be effective as of January 1, 2005 and it shall remain in effect, subject to amendment from time to time, until terminated or suspended by the Committee.
ARTICLE XI

Amendments

11.1
This Plan may be amended, suspended or terminated at any time at the sole discretion of the Board upon the recommendation of the Committee. Notice of any such amendment, suspension or termination shall be given promptly to each Participant.

ARTICLE XII

Applicable Law

12.1	This Plan shall be construed in accordance with the provisions of the laws of the State of Wisconsin.

Exhibit A

Calculation of the Cost of Capital
“Cost of Capital” or “C*” means the weighted average of the after tax cost of debt and equity for the year in question. It is calculated as follows:

Inputs Variables:
Risk Free Rate = Average Daily closing yield on U.S. Government 30 Yr. Bonds (for the month of December preceding the Plan year).
Market Risk Premium = 5.0% (Fixed)
Beta = One (Fixed)
Debt/Capital Ratio = 40% (Fixed)
b = Cost of Debt Capital (Projected & Weighted Average Yield on the Company’s Long Term Debt Obligations).
Marginal Tax Rate = the Tax Rate as defined in Section 2.4(e)

Calculations:
y	= Cost of Equity Capital = Risk Free Rate + (Beta x Market Risk Premium)
Weighted Average Cost of Capital = [Cost of Equity Capital x (1 - Debt/Capital Ratio)] + [Cost of Debt x (Debt/Capital Ratio) x (1 - Marginal Tax Rate)]
C* = [y x (1 - Debt/Capital)] + [b x (Debt/Capital) x (1 - Marginal Tax Rate)]

Exhibit B
Adjustment Guidelines for Material and Unexpected Non-Recurring Items

•
Potential material and unexpected “non-recurring items” which the Committee may consider excluding from the “raw” EVA calculation (i.e., impact net operating profit after-tax or the cost of capital), in order to ensure employees are assessed on the performance of continuing operations, include:

•	Change in Accounting Principle or Practices (e.g., treatment of goodwill, FAS 123-revised 2004, etc.). Typically, the company may exclude the impact from both operating results and performance goals.

•
Major acquisition (i.e., acquiring a business with total assets greater than 15% of the company’s/operating unit’s prior year-end total assets). In the event of a major acquisition, the company may exclude the performance of the acquired unit from both results and goals for an agreed upon period of time.

•
Major disposition (e.g., disposition as defined by FAS 144). In the event a disposition is classified as discontinued under FAS 144, the company may exclude the performance of the disposed unit from both results and goals.

•
Restructuring (i.e., reorganization of a specific business or operating unit). In the event of a restructuring, the company may exclude the cost of restructuring from NOPAT but must also exclude any benefits up to the amount of restructuring costs during the subsequent 12-month period. The restructuring liability should also be excluded from the calculation of capital for the same subsequent 12-month period.

•	Recapitalization (i.e., significant altering of the company’s current capital structure). In the event of a recapitalization, the company may exclude the impact from both results and goals.

•	Other unusual or one-time gains/losses considered on a case-by-case basis relative to their impact on the company’s/operating unit’s financial results.

•	Expenses related to significant ERP system implementations may be capitalized and amortized over the same period as the ERP asset.